FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2025 Fourth Quarter and Full Year Results

HOUSTON — November 21, 2025 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter and fiscal year ended September 30, 2025.

Fourth Quarter 2025 Highlights
•Revenue of $898 million for the fourth quarter of fiscal 2025, an increase of 16% compared with $776 million for the same quarter of fiscal 2024
•Operating income of $104.3 million for the fourth quarter of fiscal 2025, an increase of 39% compared with $75.0 million for the same quarter of fiscal 2024
•Net income attributable to IES of $101.8 million for the fourth quarter of fiscal 2025, an increase of 61% compared with $63.1 million for the same quarter of fiscal 2024, and diluted earnings per share attributable to common stockholders of $4.99 for the fourth quarter of fiscal 2025, compared with $3.06 for the same quarter of fiscal 2024
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $77.3 million for the fourth quarter of fiscal 2025, an increase of 44% compared with $53.8 million for the same quarter of fiscal 2024, and diluted adjusted earnings per share attributable to common stockholders of $3.77 for the fourth quarter of fiscal 2025, compared with $2.61 for the same quarter of fiscal 2024
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.69 billion as of September 30, 2025
•Backlog (a non-GAAP financial measure, as defined below) of approximately $2.37 billion as of September 30, 2025
•Subsequent to quarter end, we entered into a definitive agreement to acquire Gulf Island Fabrication, Inc. ("Gulf Island"), a leading steel fabricator and service provider to the industrial, energy and government sectors

Fiscal Year 2025 Highlights
•Revenue of $3.37 billion for fiscal 2025, an increase of 17% compared with $2.88 billion for fiscal 2024
•Operating income of $383.5 million for fiscal 2025, an increase of 27% compared with $300.9 million for fiscal 2024

•Net income attributable to IES of $306.0 million for fiscal 2025, an increase of 40% compared with $219.1 million for fiscal 2024, and diluted earnings per share attributable to common stockholders of $15.02 for fiscal 2025, compared with $9.89 for fiscal 2024
•Adjusted net income attributable to IES of $278.6 million for fiscal 2025, an increase of 31% compared with $212.3 million for fiscal 2024, and diluted adjusted earnings per share attributable to common stockholders of $13.66 for fiscal 2025 compared with $9.56 for fiscal 2024

Overview of Results
“We are pleased to report record earnings for fiscal 2025," said Matt Simmes, President and Chief Executive Officer. "Year-over-year consolidated revenue increased 17% and operating income increased 27% as we benefited from the investments we've made in our business and people over the past several years, positioning the Company for strong growth in the future. Exceptional operating performance by our teams, combined with the growth driven by our patient and thoughtful capital allocation strategy, positioned us to respond to the opportunities afforded by extraordinary demand in key end markets. Our outstanding project execution and focus on hiring and training employees allowed us to meet the expanding needs of our customers in the fast growing data center end market. In our Residential business, we successfully adapted to a dynamic housing market, expanding our service offerings and market share.

"Looking forward to fiscal 2026, we expect continued growth in our Communications, Infrastructure Solutions and Commercial & Industrial operating segments, which are positioned to benefit from continued strong demand, particularly in our data center end market, which is experiencing sustained robust growth and remains an exciting opportunity for us. Further, our recent announcement that we have entered into a definitive agreement to acquire Gulf Island demonstrates a continuing commitment to increase our capacity for custom manufactured products while expanding into new markets. Within our Residential segment, we remain focused on navigating the current conditions in the single-family housing market as we implement strategies to mitigate the impact of affordability issues. However, we remain optimistic about long-term demand in the housing market.”

Our Communications segment’s revenue was $1.14 billion in fiscal 2025, an increase of 47% compared with fiscal 2024, driven by increased demand from our customers in the data center end market. We also continue to see strong demand from high-tech manufacturing and e-commerce customers. The segment's operating income increased to $166.5 million for fiscal 2025, compared with $86.9 million for fiscal 2024, as we benefited from improved project execution and the impact of improved market conditions, as well as an increase in smaller projects that can be substantially completed within a quarter and have a strong margin profile.

Our Residential segment’s revenue was $1.30 billion in fiscal 2025, a decrease of 6% compared with fiscal 2024, reflecting weaker demand in the housing market, which continues to be affected by housing affordability challenges, availability and cost of insurance, and overall economic uncertainty. Throughout fiscal 2025, many large home builders offered incentives to buyers, passing a portion of the cost on to us and other suppliers in the form of price reductions for our services, resulting in reduced revenue and operating margins. In our multi-family business, lower revenue year-over-year reflects the impacts of prolonged elevated borrowing costs for project owners, which drove a decrease in backlog through fiscal 2023 and 2024, reaching a low point in the first quarter of fiscal 2025. As a result of these factors, the Residential segment’s operating income was $103.8 million for fiscal 2025, compared with $137.3 million for fiscal 2024.

Our Infrastructure Solutions segment’s revenue was $498.7 million in fiscal 2025, an increase of 42% compared with fiscal 2024, driven by continued strong demand in our custom engineered solutions business, primarily for the data center end market, as well as expansion of our industrial services offerings. Operating income for fiscal 2025 was $118.5 million, compared with $67.5 million for fiscal 2024. The year-over-year profit improvement was driven by higher volumes, improved pricing and operating efficiencies at our facilities as well as the impact of investments we have made over the last several years to increase capacity.

Our Commercial & Industrial segment’s revenue was $427.7 million in fiscal 2025, an increase of 16% compared with fiscal 2024. The increase in revenue was primarily driven by increased activity in the education and healthcare end markets, continued strong demand and successful execution in the data center end market, and the expansion of one of our operations in the Midwest market. Segment operating income for fiscal 2025 was $47.3 million, compared with $41.4 million for fiscal 2024. Results in both the years ended September 30, 2024 and 2025 benefited from favorable project execution and additions to original scopes of work at favorable margins on large data center projects. The segment has seen a significant increase in activity, including some longer duration projects, as well as customers for large data centers booking projects farther in advance, resulting in the segment's backlog at September 30, 2025 increasing by over 90% compared with September 30, 2024. As a result, we have greater visibility into opportunities for the business as expected conversion of this backlog to revenue will extend beyond fiscal 2026.

Jeff Gendell, Executive Chairman, commented, “Our success during fiscal 2025 was made possible by the efforts of our operating teams, and by our continued commitment to reinvest in the growth of the business. Over the past two years, we have added over 1 million square feet of manufacturing capacity in our Infrastructure Solutions business, and we are continuing to ramp up our production capabilities across that capacity. In our Communications and Commercial & Industrial businesses, we have continued to invest in hiring and training to expand our skilled workforce. The impact of these investments is reflected in our operating performance, as our expanded capacity has allowed us to grow with our customers in the data center and other end markets. In our Corporate group, we have invested in personnel and technology solutions that will support growth and scalability of the business. In fiscal 2025 we also benefited from our investment in the CB&I storage solutions business, which is reflected in our earnings for the year. We expect to continue this focus on capital allocation into fiscal 2026, as evidenced by our recent announcement of the agreement to acquire Gulf Island. We also plan to increase our capital spending in fiscal 2026, positioning the business for future growth and new service offerings.”

Capital Allocation; Stock Buyback Plan
"Capital allocation remains a top priority, as we seek to generate strong returns on our operating cash flow," added Tracy McLauchlin, Chief Financial Officer. "We ended the year with $127.2 million of cash, $104.6 million of marketable securities and no debt."
Capital allocation highlights during the fiscal year include the following:
•We invested $52.4 million in the acquisitions of Arrow Engine Company, Qypsys, and our new Manitowoc, Wisconsin fabrication operation
•We supported the growth of our operating business with $67.3 million in capital expenditures
•We used $40.0 million to purchase the remaining 20% noncontrolling interest in Edmonson Electric
•We repurchased 173,262 shares of our common stock for $30.2 million, or an average price of $174.25 per share, ending the year with $168.0 million remaining under our stock repurchase authorization
•We used $67.2 million of our excess cash to purchase marketable securities

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, EBITDA, adjusted EBITDA and adjusted income from operations before income taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to IES, adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted income from operations before income taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or unrealized gains and losses on our investments, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.
Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2025, to be filed with the Securities and Exchange Commission ("SEC") by November 21, 2025, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 10,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, a general reduction in the demand for our products or services; changes in general economic conditions, including supply chain constraints, high rates of inflation, changes in consumer sentiment, elevated interest rates, and market disruptions resulting from a number of factors, including geo-political events; competition in the industries in which we operate, which could result in the loss of one or more customers or lead to lower margins on new projects; the use of estimates in placing bids on fixed price contracts, variations from estimated contract costs and our ability to successfully manage and execute projects, the cost and availability of qualified labor and the ability to maintain positive labor relations, and our ability to pass along increases in the cost of commodities used in our business; our ability to enter into, and the terms of, future contracts; the existence of a small number of customers from whom we derive a meaningful portion of our revenues; reliance on third parties, including subcontractors and suppliers, to complete our projects; the inability to carry out plans and strategies as expected, including the inability to identify and complete acquisitions that meet our investment criteria, or the subsequent underperformance of those acquisitions; challenges integrating new businesses into the Company or new types of work, products or processes into our segments; backlog that may not be realized or may not result in profits; failure to adequately recover on contract change orders or claims against customers; closures or sales of our facilities resulting in significant future charges or a significant disruption of our operations; the impact of future epidemics or pandemics on our business; an increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion; the impact of seasonality, adverse weather conditions, and climate change; fluctuations in operating activity due to factors such as cyclicality, downturns in levels of construction or the housing market, and differing regional economic conditions; difficulties in managing our billings and collections; accidents resulting from the physical hazards associated with our work and the potential for accidents; the possibility that our current insurance coverage may not be adequate or that we may not be able to obtain policies at acceptable rates; the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals; costs and liabilities under existing or potential future laws and regulations, including those laws and regulations related to the environment and climate change, as well as the inability to transfer, renew and obtain electrical and other professional licenses; interruptions to our information systems and cyber security or data breaches; expenditures to conduct environmental remediation activities required by certain environmental laws and regulations; loss of key personnel, ineffective transition of new management, or general labor constraints; credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability of some of our customers to obtain sufficient financing at acceptable rates, which could lead to project delays or cancellations; limitations on our ability to access capital markets and generate cash from operations to fund our capital needs; the impact on our effective tax rate or cash paid for taxes from changes in tax positions we have taken or changes in tax laws; difficulty in fulfilling the covenant terms of our revolving credit facility, which could result in a default and acceleration of any indebtedness under such revolving credit facility; reliance on certain estimates and assumptions that may differ from actual results in the preparation of our financial statements and the impacts of new accounting, control and operating procedures resulting from new accounting pronouncements; uncertainties inherent in the use of percentage-of-completion accounting, which could result in the reduction or elimination of previously recorded revenues and profits; the recognition of potential goodwill, long-lived assets and other investment impairments; the existence of a controlling shareholder, who has the ability to take action not aligned with other shareholders or to dispose of all or a significant portion of the shares of our common stock it holds, which may trigger certain change of control provisions in a number of our material agreements; the relatively low trading volume of our common stock, which could increase the volatility of our stock price and could make it more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares; the possibility that we issue additional shares of common stock, preferred stock or convertible securities that will dilute the percentage ownership interest of existing stockholders and may dilute the value per share of our common stock; the potential for substantial sales of our common stock, which could adversely affect our stock price; the impact of increasing scrutiny and changing expectations from investors and customers, or new or changing regulations, with respect to climate change or environmental impacts of our operations; the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings; and the possibility that our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2025 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues	$897.8	$775.8	$3,371.5	$2,884.4
Cost of services	664.8	589.4	2,512.0	2,187.8
Gross profit	233.0	186.4	859.5	696.6
Selling, general and administrative expenses	128.6	110.9	475.0	396.7
Contingent consideration	0.1	0.6	1.1	0.7
Gain on sale of assets	—	(0.1)	(0.1)	(1.7)
Operating income	104.3	75.0	383.5	300.9
Interest expense	0.5	0.1	1.8	1.3
Other income	(5.0)	(5.4)	(12.2)	(5.1)
Income from operations before income taxes and equity method investment income	108.8	80.3	393.9	304.7
Provision for income taxes	21.3	14.8	96.8	72.2
Equity method investment income	(14.8)	—	(14.8)	—
Net income	102.2	65.5	311.8	232.5
Net income attributable to noncontrolling interest	(0.4)	(2.4)	(5.8)	(13.4)
Net income attributable to IES Holdings, Inc.	$101.8	$63.1	$306.0	$219.1

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$101.8	$63.1	$306.0	$219.1
Increase in noncontrolling interest	(1.3)	(1.0)	(2.9)	(17.1)
Net income attributable to common stockholders of IES Holdings, Inc.	$100.5	$62.1	$303.1	$202.0

Earnings per share attributable to common stockholders:
Basic	$5.06	$3.10	$15.22	$10.02
Diluted	$4.99	$3.06	$15.02	$9.89

Shares used in the computation of earnings per share:
Basic (in thousands)	19,854	19,991	19,917	20,160
Diluted (in thousands)	20,154	20,257	20,183	20,415

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income attributable to IES Holdings, Inc.	$101.8	$63.1	$306.0	$219.1
Unrealized gain on trading securities (1)	(3.4)	(5.1)	(7.5)	(1.8)
Unrealized gains on equity investment income (2)	(14.8)	—	(14.8)	—
Provision for income taxes	21.3	14.8	96.8	72.2
Adjusted income from operations before income taxes	104.9	72.8	380.5	289.5
Adjusted tax expense (3)	(27.6)	(19.0)	(101.9)	(77.2)
Adjusted net income attributable to IES Holdings, Inc.	77.3	53.8	278.6	212.3

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(1.3)	(1.0)	(2.9)	(17.1)
Adjusted net income attributable to common stockholders	$76.0	$52.8	$275.7	$195.2

Adjusted earnings per share attributable to common stockholders:
Basic	$3.83	$2.64	$13.84	$9.68
Diluted	$3.77	$2.61	$13.66	$9.56

Shares used in the computation of earnings per share:
Basic (in thousands)	19,854	19,991	19,917	20,160
Diluted (in thousands)	20,154	20,257	20,183	20,415

(1) Included in Other income on our Condensed Consolidated Statement of Operations.
(2) Represents unrealized gains recorded by our equity investment, Jett Texas Company LLC, related to its investment in the CB&I storage solutions business.
(3) Adjusted to remove non-cash tax benefits from the release of reserves for certain uncertain tax positions upon the lapse of the applicable statute of limitations, and for the tax impact of adjustments to pretax income above.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	September 30,	September 30,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127.2	$100.8
Marketable securities	104.6	35.0
Accounts receivable:
Trade, net of allowance	552.2	469.8
Retainage	99.9	89.8
Inventories	111.5	101.7
Costs and estimated earnings in excess of billings	69.2	60.2
Prepaid expenses and other current assets	20.9	14.4
Total current assets	1,085.5	871.7
Property and equipment, net	183.2	134.2
Goodwill	107.8	93.9
Intangible assets, net	41.6	45.9
Investments	59.7	—
Deferred tax assets	16.1	22.4
Operating right of use assets	88.4	62.0
Other non-current assets	13.3	13.9
Total assets	$1,595.7	$1,244.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$456.5	$363.6
Billings in excess of costs and estimated earnings	176.8	159.0
Total current liabilities	633.4	522.6
Operating long-term lease liabilities	62.0	40.4
Other tax liabilities	6.8	16.7
Other non-current liabilities	5.5	12.2
Total liabilities	707.7	591.9
Noncontrolling interest	4.0	41.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(127.8)	(90.3)
Additional paid-in capital	210.7	203.4
Retained earnings	800.8	497.8
Total stockholders’ equity	884.0	611.1
Total liabilities and stockholders’ equity	$1,595.7	$1,244.0

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Year Ended
	September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$311.8	$232.5
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	3.4	1.5
Deferred financing cost amortization	0.5	0.3
Depreciation and amortization	46.9	37.1
Gain on sale of assets	(0.2)	(1.7)
Non-cash compensation expense	12.9	5.5
Deferred income tax and other non-cash tax adjustments, net	(3.3)	(1.1)
Unrealized gain on trading securities	(7.5)	(1.8)
Equity method investment income	(14.8)	—
Changes in operating assets and liabilities:
Marketable securities	(62.1)	(33.2)
Accounts receivable	(79.9)	(93.5)
Inventories	4.1	(3.5)
Costs and estimated earnings in excess of billings	(8.7)	(4.0)
Prepaid expenses and other current assets	(16.5)	(16.7)
Other non-current assets	(1.6)	0.2
Accounts payable and accrued expenses	86.5	57.9
Billings in excess of costs and estimated earnings	16.1	54.5
Other non-current liabilities	(1.8)	0.4
Net cash provided by operating activities	286.1	234.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(67.3)	(45.2)
Proceeds from sale of assets	0.8	3.7
Purchases of equity investments	(44.9)	(0.4)
Cash paid in conjunction with business combinations, net of cash acquired	(52.4)	(67.0)
Net cash used in investing activities	(163.7)	108.9
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	996.4	2,896.3
Repayments of debt	(996.4)	(2,896.3)
Cash paid for finance leases	(4.4)	(4.3)
Purchase of noncontrolling interest	(40.0)	(32.0)
Settlement of contingent consideration liability	(1.5)	(4.0)
Distribution to noncontrolling interest	(8.6)	(16.2)
Purchase of treasury stock	(41.6)	(44.0)
Net cash used in financing activities	(96.1)	(100.5)
NET INCREASE IN CASH AND CASH EQUIVALENTS	26.3	25.0
CASH and CASH EQUIVALENTS, beginning of period	100.8	75.8
CASH and CASH EQUIVALENTS, end of period	$127.2	$100.8

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Communications	$335.4	$219.9	$1,140.6	$776.5
Residential	320.5	356.1	1,304.5	1,388.8
Infrastructure Solutions	143.5	110.4	498.7	351.1
Commercial & Industrial	98.4	89.4	427.7	368.0
Total revenue	$897.8	$775.8	$3,371.5	$2,884.4

Operating income (loss)
Communications	$50.5	$22.6	$166.5	$86.9
Residential	23.9	34.8	103.8	137.3
Infrastructure Solutions	36.1	20.7	118.5	67.5
Commercial & Industrial	11.5	9.7	47.3	41.4
Corporate	(17.6)	(12.8)	(52.5)	(32.2)
Total operating income	$104.3	$75.0	$383.5	$300.9

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income attributable to IES Holdings, Inc.	$101.8	$63.1	$306.0	$219.1
Provision for income taxes	21.3	14.8	96.8	72.2
Interest & other income, net	(4.4)	(5.3)	(10.3)	(3.8)
Income from equity method investment	(14.8)	—	(14.8)	—
Depreciation and amortization	12.2	11.1	46.9	37.1
EBITDA	$116.1	$83.7	$424.6	$324.6
Non-cash equity compensation expense	3.5	1.2	12.9	5.5
Adjusted EBITDA	$119.6	$84.9	$437.5	$330.1

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	September 30,	June 30,	September 30,
	2025	2025	2024
Remaining performance obligations	$1,687	$1,295	$1,176
Agreements without an enforceable obligation (1)	687	772	610
Backlog	$2,374	$2,067	$1,786

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.